Transocean Ltd. Amends Previously Announced Cash Tender Offers

STEINHAUSEN, Switzerland—January 17, 2019—Transocean Ltd. (NYSE: RIG) announced today on behalf of Transocean Inc., its wholly-owned subsidiary (collectively with Transocean Ltd., “Transocean”), amendments with respect to Transocean Inc.’s previously announced cash tender offers (as amended, the “Amended Tender Offers”) for the series of notes issued by Transocean Inc. listed in the table below (the “Notes”). In conjunction with certain of the previously announced cash tender offers, Transocean Ltd. also previously announced solicitations (each, as amended in conjunction with the Amended Tender Offers, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each a “Consent” and, collectively, the “Consents”) from holders of Notes due in 2020, 2021 and 2022 to amend certain provisions of the indenture, dated as of December 11, 2007 (as supplemented, the “Indenture”), between Transocean Inc. and Wells Fargo Bank, National Association, as trustee.

The amendments provide for:

i.	an increase in the consideration offered per $1,000 principal amount of the Notes as shown in the table below (as increased, with respect to each series of Notes, the “Amended Total Consideration”);
ii.

an extension of the period during which Notes that are validly tendered (and Consents validly delivered, if applicable) and not validly withdrawn (or Consents validly revoked, if applicable) are eligible to receive the early tender premium of $30.00 (the “Early Tender Premium”) from 5:00 p.m., New York City time, on January 16, 2019 to 5:00 p.m., New York City time, on January 22, 2019 (such date and time, as it may be further extended, the “Early Tender Date”);

iii.

an extension of the period during which tendered Notes (and delivered Consents, if applicable) may be withdrawn (and Consents validly revoked, if applicable) from the Amended Tender Offers from 5:00 p.m., New York City time, on January 16, 2019 to 5:00 p.m., New York City time, on January 22, 2019 (which date and time may be extended as described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent (each as defined herein)); and

iv.

an extension of the expiration date of the Amended Tender Offers from 12:00 midnight, New York City time, at the end of the day on January 31, 2019 to 12:00 midnight, New York City time, at the end of the day on February 5, 2019 (such date and time, as it may be further extended, the “Expiration Date”)

This announcement amends the Offer to Purchase and Consent Solicitation Statement, dated January 3, 2019 (the “Offer to Purchase and Consent Solicitation”) and the accompanying Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”). Other than the amendments described in this press release, all terms and conditions in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent remain unchanged.

Title of Notes	CUSIP Number(3)	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Initial Total Consideration(4)(5)	Amended Total Consideration(4)(5)
6.500% Senior Notes due 2020	893830AY5	$285,729,000	N/A	1	$1,017.50	$1,037.50
6.375% Senior Notes due 2021 (the “2021 Notes”)(1)	893830BB4	$328,352,000	N/A	2	$1,035.00	$1,052.50
3.800% Senior Notes due 2022 (the “2022 Notes”)(1)	893830BC2	$410,746,000	N/A	3	$930.00	$977.50
9.000% Senior Notes due 2023 (the “2023 Notes”)(2)	144A: 893830BE8 Reg S: G90073AA8	$1,250,000,000	$200,000,000	4	$1,025.00	$1,050.00

(1)The interest rate for the 2021 Notes has been increased to 8.375% and the interest rate for the 2022 Notes has been increased to 5.800% pursuant to the terms of the Indenture.

(2)The 2023 Notes do not have a related Consent Solicitation.

(3)No representation is made as to the correctness or accuracy of the CUSIP numbers listed in the Offer to Purchase and Consent Solicitation or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(4)Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by Transocean Inc. Excludes accrued interest which will be paid on Notes accepted for purchase as described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent.

(5)Includes the Early Tender Premium for Notes validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase by Transocean Inc. Holders of Notes tendered after the Early Tender Date will receive the Amended Total Consideration less the Early Tender Premium.

Transocean Inc. reserves the right, but is under no obligation, at any point following the Early Tender Date and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Amended Tender Offers and the Consent Solicitations, to accept for purchase any Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date (the settlement date of such purchase being the “Early Settlement Date”), subject to the Aggregate Maximum Tender Amount, the 2023 Tender Cap, the Acceptance Priority Levels (each as defined in the Offer to Purchase and Consent Solicitation) and proration. The Early Settlement Date will be determined at Transocean Inc.’s option and is currently expected to occur on January 24, 2019, the second business day after the Early Tender Date, subject to all conditions to the Amended Tender Offers and the Consent Solicitations having been either satisfied or waived by Transocean Inc. On such Early Settlement Date, Transocean Inc. will accept Notes validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the 2023 Tender Cap, the Acceptance Priority Levels and proration. Transocean Inc. will purchase any remaining Notes that have been validly tendered (with Consents that have been validly delivered, if applicable) and not validly withdrawn (or Consents revoked) at or prior to the Expiration Date and that Transocean Inc. chooses to accept for purchase, subject to all conditions to the Amended Tender Offers and the Consent Solicitations having been either satisfied or waived by Transocean Inc., promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Aggregate Maximum Tender Amount, the 2023 Tender Cap, the Acceptance Priority Levels and proration. The Final Settlement Date is expected to occur on February 7, 2019, the second business day following the Expiration Date.

Full details of the terms and conditions of the Amended Tender Offers and the Consent Solicitations are described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent, which were previously sent by Transocean Inc. to holders of the Notes. Holders of the Notes are encouraged to read these documents, as they contain important information regarding the Amended Tender Offers and the Consent Solicitations.

Transocean Inc. has retained Wells Fargo Securities, LLC and Credit Agricole Securities (USA) Inc. to act as the dealer managers for the Amended Tender Offers and the solicitation agents for the Consent Solicitations. Questions or requests for assistance regarding the terms of the Amended Tender Offers and the Consent Solicitations should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4756 (collect), or Credit Agricole Securities (USA) Inc. at (866) 807-6030 (toll-free) or (212) 261-7802 (collect). Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the Amended Tender Offers and the Consent Solicitations may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Amended Tender Offers, at (212) 269-5550 (for banks and brokers only) or (800) 967-5074 (toll-free) (for all others) or transocean@dfking.com.

None of Transocean Ltd., Transocean Inc., any of their respective subsidiaries, their respective boards of directors or directors, the dealer managers, the solicitation agents, the tender agent and information agent or the trustee with respect to the Notes or any of Transocean Ltd.’s, Transocean Inc.’s or any of their subsidiaries’ respective affiliates, or such respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the Amended Tender Offers or deliver any Consents pursuant to the Consent Solicitations and no one has been authorized by any of them to make such a recommendation.

The Amended Tender Offers and the Consent Solicitations are only being made pursuant to, and the information in this press release is qualified by reference to, the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Amended Tender Offers. The Amended Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Amended Tender Offers and the Consent Solicitations are required to be made by a licensed broker or dealer, the Amended Tender Offers and the Consent Solicitations will be deemed to be made on behalf of Transocean Inc. by the dealer managers and solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 50 mobile offshore drilling units consisting of 32 ultra-deepwater floaters, 14 harsh environment floaters, and four midwater floaters. In addition, Transocean is constructing four ultra-deepwater drillships; and one harsh environment semisubmersible in which the company has a 33.0% interest.

Forward-Looking Statements

This news release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements include: statements regarding the terms and timing for completion of the Amended Tender Offers and the Consent Solicitations, including the acceptance for purchase of any Notes validly tendered and the expected Early Tender Date, Expiration Date and Settlement Dates thereof; and the satisfaction or waiver of certain conditions of the Amended Tender Offers or the Consent Solicitations.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, conditions in financial markets, investor response to Transocean Inc.’s Amended Tender Offers and Consent Solicitations, and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements are made as of the date of the relevant document and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647